Exhibit 10

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 14, 2018 (the “Effective Date”), is by and between Titan International, Inc., a Delaware corporation (the “Company”), and David A. Martin (“Executive”).
RECITALS
A.    The Company and Executive desire to enter into this Agreement relating to Executive’s employment by the Company on and after the Effective Date.
B.    In addition to the capitalized terms defined elsewhere in this Agreement, capitalized terms used herein shall have the definitions ascribed thereto in Section 16.
AGREEMENT
In consideration of the mutual covenants of the parties hereto as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:
1.Employment Term. The Company shall employ Executive, and Executive hereby accepts such employment with the Company, upon the terms and conditions set forth in this Agreement, for the period commencing as of the Effective Date and continuing for two (2) years following the Effective Date (the “Initial Term”) unless extended or terminated as provided herein. This Agreement shall automatically renew at the end of Initial Term for an additional one (1) year period and, thereafter, for successive one (1) year periods (each a “Renewal Term”), unless written notice of nonrenewal is given by either party to this Agreement no less than 60 days prior to the Renewal Date (the Initial Term and each Renewal Term are referred to separately as the “Employment Period”). Additionally, the Employment Period (a) shall automatically terminate upon (i) Executive’s death, (ii) the Board’s reasonable determination of Executive’s Disability, (b) may be terminated by the Company at any time for any or no reason by giving Executive written notice of such termination, or (c) may be terminated by the Executive with 60 days advance written notice to the Company. The date that the Employment Period terminates for any or no reason is referred to herein as the “Termination Date.”

2.Position and Duties.

(a)Position. During the Employment Period, Executive shall serve as the Chief Financial Officer of the Company and, at the Board’s request but without additional compensation therefor, as an executive or director of any other member of the Company Group and, in such capacity, shall have the duties, responsibilities and authority that are normally associated with such office, subject to the direction and supervision of the Chief Executive Officer. Upon termination of employment hereunder for any or no reason, Executive will resign from each such position or office and will sign such documentation as reasonably necessary to effectuate such resignation, and in the event Executive fails to sign such documentation Executive hereby appoints each member of the Board (other than Executive, as applicable) as attorney-in-fact for such limited purpose of effecting such resignation.

(b)Duties. During the Employment Period, Executive shall report to the Company’s Chief Executive Officer, and Executive shall devote all of Executive’s business time and attention (except for permitted vacation periods and periods of illness or incapacity) and Executive’s best efforts to the business and affairs of the Company Group. During the Employment Period, Executive will (i) perform Executive’s duties faithfully and to the best of Executive’s abilities, and (ii) comply with all of the policies of the Company Group, including such policies with respect to legal compliance, conflicts of interest, confidentiality, code of conduct and business ethics as are from time to time in effect (as the same may be amended or modified from time to time by the Board in its sole discretion). Executive hereby agrees that, during the Employment Period, Executive’s services will be rendered exclusively to the Company Group, and Executive may not directly or indirectly render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other Person, whether or not compensated, except as may otherwise be explicitly permitted by the Board (or its authorized designee) in writing.

3.Company-Initiated Leave of Absence. In the event that the Company provides the Executive with a notice of nonrenewal under Section 1, the Company has the right to place the Executive on a paid leave of absence for such period as determined by the Board in its sole discretion. For the avoidance of doubt, if the Company places the Executive on a leave of absence pursuant to the previous sentence, such action shall not be the basis to invoke a termination for Good Reason, nor shall it be treated as termination by the Company without Cause and does not restrict Company’s rights to terminate Executive’s employment for any reason under this Agreement.

4.Base Salary and Benefits.

(a)Base Salary. During the Employment Period, Executive’s base salary shall be four hundred thousand dollars ($400,000) per year (the “Base Salary”). The Base Salary may be adjusted in the sole discretion of the Board. The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives but no less frequently than monthly. The Company shall be obligated to pay Executive any earned but unpaid Base Salary in the event of a separation as set forth in this Agreement.

(b)Discretionary Bonus. For each calendar year during the Employment Period, Executive shall be eligible to receive a discretionary annual bonus subject to the terms of the bonus plan established by the Board (the “Annual Bonus”). As of the Effective Date, the Executive’s annual target bonus opportunity shall be equal to 100% of Base Salary (the “Target Bonus”), based on the achievement of performance goals established by the Board. For the 2018 calendar year, Executive will be eligible for a prorated Annual Bonus determined by multiplying the Annual Bonus (if any) by a fraction, the numerator of which is equal to the number of days Executive works in calendar year 2018 and the denominator of 365.

(c)Expenses. During the Employment Period, the Company will reimburse Executive for all reasonable travel and other business expenses incurred by Executive in connection with the performance of his duties and obligations under this Agreement. Executive shall comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time. With respect to any such reimbursements that are taxable to Executive, such reimbursements shall (i) be paid in accordance with the Company’s normal reimbursement procedures as in effect from time to time, but in no event later than the last day of the taxable year following the taxable year in which the expense giving rise to such reimbursement was incurred, (ii) for any taxable year, not affect the expenses eligible for reimbursement in a different taxable year, and (iii) not be subject to liquidation or exchange for other benefits. Obligations of the Company to reimburse Executive for travel and other business expenses under this Section 4(c) incurred prior to the Termination Date shall survive termination of this Agreement.

(d)Other Benefits. During the Employment Period, except for equity compensation and severance, Executive will be entitled to participate in employee benefit plans or programs for which senior executives generally are eligible, subject to the terms and conditions of such plans or programs as in effect from time to time. Nothing in this Agreement will preclude any member of the Company Group from amending or terminating any of their employee benefit plans or programs from time to time. Executive will be entitled to four (4) weeks paid vacation plus Company designated holidays during each calendar year of the Employment Period. In all other respects, the Company’s vacation policies shall apply to vacations including with respect to use and accrual.

(e)Taxes. All compensation and taxable benefits or other amounts payable to Executive under this Agreement shall be subject to all applicable withholding taxes, normal payroll withholding, and any other deductions, if required by law to be withheld.

5.Termination.

(a)Termination without Cause or for Good Reason. Subject to the terms and conditions of this Section 5, if the Employment Period is terminated by the Company without Cause (other than due to death or Disability) or by Executive with Good Reason, provided Executive has satisfied the Release Condition (defined below), Executive shall be entitled to receive (i) continued payment of Base Salary (as in effect immediately prior to the Termination Date) during the Severance Period, payable in the same manner and in the same installments as previously paid, (ii) a payment (payable at the same time as the Company pays bonuses to other senior executives but in no event later than two-and-a-half months following the end of the fiscal year in which the Termination Date occurs) equal to the product of (A) the Annual Bonus (if any) Executive would have otherwise earned for the year in which the Termination Date occurs based on achievement of the applicable performance goals for such year, and (B) a fraction, the numerator of which is the number of days Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year and (iii) provided that Executive timely elects COBRA coverage, the Company will pay 100% of the premiums for the COBRA coverage for the greater of (a) the months remaining in the Employment Period during which the Termination Date occurs (or if lesser, for such period as Executive remains eligible for COBRA) or (b) twelve months, and (iv) all outstanding stock options and restricted stock, if any, will be 100% vested as of the Termination Date ((i)-(iv) are collectively referred to as the “Severance Payments”), and, except as set forth in Section 5(e), the Company’s obligation to make any other payments or provide any other benefits under this Agreement shall cease as of the Termination Date. When used herein, the “Severance Period” means the 12 month period commencing on the Termination Date. Executive shall forfeit the Severance Payments upon any breach of this Agreement, any other agreement with or obligation to the Company Group, or where Executive fails to fulfill the Release Condition (as defined herein). "Release Condition" means Executive’s execution and nonrevocation of a separation agreement and release, in a form provided to Executive by the Company (and containing Executive obligations for non-disparagement, cooperation, confidentiality, etc.), within sixty (60) days following the Termination Date. In the event that any review period for such separation agreement and release spans two calendar years, such separation agreement and release will be deemed effective (subject to it being executed and not revoked) in the latter of the two calendar years and Executive will not be permitted to choose the effective date of any such separation agreement and release, except as would not result in a violation of Code Section 409A. Any payments due and payable prior to the satisfaction of the Release Condition will be accumulated and paid upon the first payroll following satisfaction of the Release Condition.

(b)Termination due to Death or Disability.

(i)Subject to the terms and conditions of this Section 5, if the Employment Period is terminated by Company due to Executive’s death, Executive’s beneficiary or estate will receive Executive’s Base Salary at the rate in effect at the time of Executive’s death, for a period of six months following the date of Executive’s death and payable in accordance with the Company’s normal payroll practices. To the extent COBRA coverage is timely elected, the Company shall pay 100% of the Executive’s beneficiaries (if any) COBRA premiums for a period ending on the later of the expiration of the Employment Period in which Executive's death occurred or a period of twelve (12) months (so long as beneficiaries remain eligible for COBRA).

(ii)Subject to the terms and conditions of this Section 5, if the Employment Period is terminated by the Company due to Executive’s Disability, provided that Executive has satisfied the Release Condition, Executive will receive a monthly amount equal to one-twelfth (1/12th) of Executive’s Base Salary in effect on Executive’s Termination Date, payable on the first payroll date of each applicable month, continuing for a period of twenty-four (24) months following the Termination Date; provided, however, that the monthly amounts payable in this (b)(ii) shall be reduced by an amount equal to the sum of the amount of monthly benefits then actually received by Executive pursuant to (A) any long-term disability insurance plan maintained by the Company and (B) any supplemental disability insurance program maintained by the Company. To the extent COBRA coverage is timely elected, the Company shall pay 100% of the Executive’s COBRA premiums for the applicable COBRA statutory period (so long as Executive remains eligible for COBRA), but not more than 24 months following the Termination Date. Any reductions shall be administered in a manner that complies with Section 409A.

(c)Termination following Change in Control. If the Employment Period is terminated by Executive for any reason within six (6) months following a Change in Control, provided that Executive has satisfied the Release Condition, Executive shall be entitled to receive the Severance Payments as provided in Section 5(a) above.

(d)Other Termination. If the Employment Period is terminated (i) by the Company for Cause at any time, or (ii) except as set forth in Section 5(c), by Executive other than for Good Reason, death or Disability, Executive shall not be entitled to any Severance Payments and, except as set forth in Section 5(e), the Company’s obligation to make any other payments or provide any other benefits under this Agreement shall cease as of the Termination Date.

(e)Other Benefits. Except (i) as required by law, (ii) as specifically provided in this Section 5, (iii) for the payment of earned but unpaid Base Salary through the Termination Date or vested employee benefits under Company benefit plans (other than severance plans), and (iv) the payment of any incurred but unreimbursed business expenses, the Company’s obligation to make any payments or provide any other benefits hereunder shall terminate automatically as of the Termination Date.

(f)Termination of Severance; Mitigation. If Executive breaches any of the provisions of the Agreement, including Sections 6 through 10 hereof, any other agreement with or obligation to the Company Group, or the Release Condition, then, except as required by law, the Company shall no longer be obligated to make any payments pursuant to this Section 5 and, except as prohibited by law, Executive shall promptly repay the gross amount of any payments or benefits already paid or provided to Executive by the Company pursuant to this Section 5. Severance Payments shall not be subject to mitigation hereunder.

(g)Offset. At the time any amount would otherwise become due to Executive pursuant to this Section 5, the Company may offset from any payment payable to Executive any amounts Executive owes to any member of the Company Group. Any amounts owed to Executive hereunder that constitute “non-qualified deferred compensation” (within the meaning of Code Section 409A(d)(1)) shall be subject to the offset in this Section 5(g) only if such offset is applied in a manner that does not violate Code Section 409A or other applicable law.

(h)Reversal of Determination. If matters constituting Cause which occurred prior to the Termination Date become known to the Company during the Severance Period, then the Company may, by delivery of written notice to Executive, retroactively treat such termination as being by the Company for Cause. In such event, except as required by law, the Company shall no longer be obligated to make any payments pursuant to this Section 5 and, except as prohibited by applicable law, Executive shall promptly repay upon demand the gross amount of any of such payments or benefits already paid or provided to Executive by the Company pursuant to this Section 5.

(i)Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either (i) shall be exempt from the requirements of Code Section 409A, or (ii) shall comply with the requirements of such provision. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Code Section 409A. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Code Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise that constitutes a “nonqualified deferred compensation” within the meaning of Code Section 409A. Notwithstanding any of the foregoing to the contrary, none of the Company, each member of the Company Group and their respective officers, directors, employees, or agents makes any guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the Company, each member of the Company Group and any such persons shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Code Section 409A.

(j)Six-Month Delay. If it is determined that (i) Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), and (ii) payments payable upon a separation from service constitute a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, then notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of nonqualified deferred compensation on account of such separation from service and that would otherwise be payable during the six (6) month period after such separation from service will be made during such six (6) month period, and any such payment, distribution or benefit, which accrued during such six (6) month period, will instead be paid in a lump sum on the first business day after such six (6) month period ends or, if earlier, upon Executive’s death.

6.Confidential Information.

(a)Executive agrees and acknowledges that all non-public or proprietary information regarding the Company Group, whether or not maintained in written form and whether in digital, hardcopy, or other format, including all personal information, personnel information, financial data, investment data, commercial data, trade secrets, business plans, business models, cost and pricing information, organizational structures and models, blueprints, business strategies, strategies, internal controls, risk management, security procedures, internal industry studies, research and development efforts, marketing plans, information and materials, processes, inventions, devices, training manuals, computer programs, analytical models, templates and agreements, and all other non-public, proprietary or confidential information, concerning or provided by or on behalf of the Company Group, including information regarding any actual or prospective business opportunities, employment opportunities, finances, investments, other proprietary information and trade secrets, including, in each case, such information, observations and data obtained prior to the date of this Agreement concerning the business or affairs of any member of the Company Group or their predecessors (collectively, “Confidential Information”) are the property of such entity and Executive agrees that such entity has a protectable interest in such Confidential Information. Therefore, Executive agrees that Executive shall not (during the Employment Period or at any time thereafter) disclose to any Person or use any such Confidential Information without the prior written consent of the Board unless and to the extent that the aforementioned matters: (a) become or are generally known to and available for use other than as a result of Executive’s acts or omissions in breach of this Agreement, (b) are required to be disclosed by judicial process or law (provided that Executive, if possible under the circumstances, shall give prompt advance written notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment), or ((c) are in furtherance of Executive’s good faith performance of duties in respect of Executive’s employment with or service to any member of the Company Group in accordance with Company Group policy or applicable directive. Upon termination of this Agreement for any reason whatsoever, or at any time requested by the Company, Executive shall promptly deliver or cause to be delivered to the Company any and all Company property, including keys and keycards, computers, personal data assistants, cell phones, software, documents, manuals, records, notebooks and similar materials, including any copies thereof, regardless of whether such items constitute or contain Confidential Information (and not retain or otherwise have access to, including via any removable storage or file hosting service). Executive shall provide all passwords and locations of Confidential Information that are not located on the Company’s computers or servers. Executive shall not retain any Confidential Information on Executive’s personal computer, portable memory devices, phone or tablets following Executive’s Termination Date and shall make all personal devices readily available upon request by any member of the Company Group for the removal of Confidential Information. If Executive becomes aware of Confidential Information on any of Executive’s personal devices, including the devices listed in the prior sentence, the Executive shall promptly notify the Board of such Confidential Information and shall follow the instructions of the Board. Executive shall only destroy Confidential Information (or copies thereof) at the direction of the Board and in the manner provided by the Board.

(b)If Executive becomes aware of any unauthorized use or disclosure of Confidential Information by any Person, Executive shall promptly and fully advise the Company of all facts known to Executive concerning such unauthorized use or disclosure.

7.Work Made for Hire. Executive and the Company agree that Executive may make inventions or create other Intellectual Property (as further defined below) in the course of Executive’s duties and agree that in this respect Executive has a special responsibility to further the interests of the Company Group.

(a)For purposes of this Agreement, the term “Intellectual Property” shall include, without limitation: all patents, registered designs, trademarks and service marks (whether registered or not and including any applications for the foregoing), copyrights, design rights, database rights and all other intellectual property and similar proprietary rights subsisting in any part of the world (whether or not capable of registration) and including (without limitation) all such rights in materials, works, prototypes, inventions, discoveries, techniques, computer programs, object codes, source codes, data, technical, commercial or confidential information, trade, business or brand names, goodwill or the style of presentation of the goods or services or any improvement of any of the foregoing and the right to apply for registration or protection of any of them and in existing applications for the protection of any of the above.

(b)Any invention, improvement, design, process, information, copyright work, computer program, trade mark, trade name or get-up, work, output or other works of authorship (collectively, “Developments”) made, created or discovered by Executive during the employment, whether capable of being patented or registered or not and whether or not made or discovered in the course of Executive’s employment, in conjunction with or in any way affecting or relating to the business of the Company Group (or its predecessors), or capable of being used or adapted for use in or in connection with such business, together with all Intellectual Property subsisting therein (the “Intellectual Property Rights”), shall be disclosed immediately to the Company and shall, to the fullest extent permitted by applicable law, be deemed “work made for hire” and belong to and be the absolute property of the Company and each member of the Company Group, and Executive hereby assigns to the Company and each member of the Company Group, all such copyright, database rights, design rights, moral rights, contract and licensing rights, and any other Intellectual Property capable of assignment by way of present assignment of future rights, which may fall within the definition of the Intellectual Property Rights absolutely for the full term of those rights. If, in the course of Executive’s employment with the Company, Executive incorporates any Developments that Executive has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of Executive’s employment with the Company or any member of the Company Group (or their predecessors) that Executive considers, in whole or in part, directly or indirectly, to be his property (“Prior Invention”) into a Company product, process or other work done for the Company (“Company-Related Developments”), Executive hereby grants to the Company and each member of the Company Group a nonexclusive, royalty-free, paid up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, Executive will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent. Notwithstanding the foregoing, nothing in this Agreement shall be construed to obligate Executive to assign to the Company or any member of the Company Group any Development which, in the reasonable judgment of the Company, reasonably exercised, is developed entirely on Executive’s own time and does not relate to the business efforts or research and development efforts in which, during the period of Executive’s employment, the Company or any member of the Company Group actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company or any member of the Company Group; provided, however, that Executive agrees that Executive shall promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. Executive understands that, to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 7(b) will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

8.Non-Competition. During Executive’s employment and for a period of twelve (12) months after the termination of the Executive’s employment for any reason, Executive shall not: (i) own, manage, operate, or control any entity that engages in the development or manufacture of off-the-road tires and wheels, or in any other business in which the Company Group engages as of the date on which Executive’s employment with the Company ends (“Competitive Activity”), or (ii) be employed or engaged in a strategic, business development, or executive capacity (or any role involving services similar to those that Executive provided to the Company or its affiliates) by any Person engaged in a Competitive Activity; in each case in any geographic area or market in which the Company Group conducts business. Such restriction shall not prevent Executive from passive ownership of not more than 5% of the stock of any entity engaged in Competitive Activity that is listed on a national securities exchange or traded in the over-the-counter market.

9.Non-Solicitation of Executives. During Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment for any reason, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other Person: (i) solicit for employment, hire or engage, or attempt to solicit for employment, hire or engage, any person who is or was employed by the Company within the six (6) month period prior to the solicitation or hire, or (ii) otherwise interfere with the employment relationship between any such person and the Company Group. Notwithstanding the foregoing, nothing in this Agreement shall restrict general advertisements and general solicitations not directed specifically at persons employed by the Company Group.

10.Non-Interference with Business Relationships. During Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment for any reason, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of the Company), directly or indirectly, on Executive’s own behalf or for any other Person, induce, or attempt to induce, any customer, investor, or strategic partner of the Company Group to reduce or cease doing business with the Company Group, or otherwise interfere with the relationship between such entity and the Company Group.

11.Nondisparagement. Executive agrees that, both during and after Executive’s employment, Executive will not directly publicly make, publish, , any statements that in any way defame, criticize, malign, impugn, reflect negatively on, or disparage the Company or any member of the Company Group, or place any member of the Company Group in a negative light, in any manner whatsoever. Executive further agrees that during the Employment Period and for a period of 12 months thereafter, Executive will comply fully with any and all media and technology (including any e-mail, internet and social media) policies as in effect from time to time,, to the extent applicable, and any lawful Board directives regarding public statements regarding the Company, any member of the Company Group, or their respective personnel, related persons, investors or affiliates. Notwithstanding the foregoing, nothing in this Section 11 shall be construed in a manner that would violate any law or shall preclude Executive from testifying as required by lawful subpoena or other legal process, making good faith reports to governing regulatory bodies or authorities, or communicating inside the Company consistent with legitimate business needs. Notwithstanding any provisions to the contrary in this Agreement, after expiration of the restrictive covenants set forth in Sections 8, 9 and 10 of this Agreement, no actions of the Executive shall be deemed a violation of this Section 11 if such actions arise out of, or relate, directly or indirectly, to Executive’s service as an employee, officer, director of a competitor of Company.

12.Whistleblower Protections. Nothing in this Agreement or any other arrangement with the Company Group shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, that are protected under the whistleblower provisions of federal law or regulation (or similar state laws) or receipt of awards thereunder. Executive will not need the prior authorization of the Board to make any such reports or disclosures, and Executive will not be required to notify the Company that Executive has made such reports or disclosures; provided that no such reports or disclosures shall waive any attorney-client or similar privilege of the Company or its affiliates. Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of Confidential Information (including trade secrets) that is made: (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose Confidential Information (including trade secrets) to Executive’s attorney and use the Confidential Information (including trade secrets) in the court proceeding if Executive (x) files any document containing the Confidential Information under seal and (y) does not disclose the Confidential Information, except pursuant to court order.

13.Cooperation. During and after the Executive’s employment, Executive shall cooperate fully with each member of the Company Group in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of any member of the Company Group which relate to events or occurrences that transpired while Executive was employed by or providing services to the Company or any member of the Company Group (or any of their predecessors). Executive’s full cooperation in connection with such claims or actions shall include, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company or any member of the Company Group at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company and any member of the Company Group in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company or any member of the Company Group (or any of their predecessors). The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 13, but, absent written agreement with the Company expressly to the contrary, Executive will not receive additional compensation for any such cooperation.and If Executive is required to expend greater than ten (10) hours of his time in providing such cooperation, then the Company shall compensate Executive at the hourly rate equal to $500 per hour. Notwithstanding the foregoing, the Company shall not be required to compensate Executive for Executive’s cooperation or time spent arising out of or related to Executive’s fraud, willfull misconduct, bad faith or gross negligence.

14.Enforcement; Acknowledgements.

(a)If, at the time of enforcement of any of Sections 6 through 11, a court holds that the duration, scope or area restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive’s services are unique and because Executive has access and will receive to trade secrets of the Company Group and other Confidential Information, Intellectual Property Rights and Company-Related Developments, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company, each member of the Company Group (as intended third party beneficiaries hereunder) and their respective successors or permitted assigns shall, in addition to other rights and remedies existing in their favor, be entitled (i) from any court of competent jurisdiction to specific performance and/or injunctive relief, and entitled to other relief in order to enforce or prevent any violations of the provisions hereof (without (A) the posting of any bond or other security, (B) the necessity of showing actual damages or (C) the necessity of showing that monetary damages are an inadequate remedy), and (ii) to the payment by Executive of the attorneys’ fees and costs incurred by each member of the Company Group in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach or threatened breach of any of the terms of Sections 6 through 11. Any such remedies will be in addition to, and not in lieu of, damages and remedies available under law or otherwise, including monetary damages. Executive agrees that the restrictions contained in Sections 6 through 11 are reasonable, and to the extent Executive breaches any of the restrictions in Sections 6 through 11, the Company shall have the right to suspend, terminate and/or recoup any Severance Payments.

(b)For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the provisions in Sections 6 through 11 are intended to be in addition to and not in lieu of similar restrictive covenants included in any other arrangement to which Executive is a party and these provisions shall apply in addition to and not in lieu of any covenants obligating Executive thereunder to the maximum extent permitted by law.

(c)Executive understands that the nature of Executive’s position gives Executive access to and knowledge of Confidential Information and places Executive in a position of trust and confidence with the Company Group. Executive understands and acknowledges that the services Executive provides to the Company Group are unique, special and extraordinary given inter alia Executive’s experience and knowledge. Executive further understands and acknowledges that the covenants in this Agreement are of great competitive importance and commercial value to the Company Group, and that breach of the obligations by Executive is likely to result in unfair or unlawful competitive activity.

(d)If Executive violates any of the terms of Sections 6 through 12, the restricted period to which Executive is subject will be automatically extended for each day that Executive is in breach of any such section.

15.Executive’s Representations. Executive hereby represents, warrants and covenants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) other than this Agreement or other agreements or arrangements with the Company Group, Executive is not a party to or bound by any employment agreement, noncompete agreement, nonsolicitation agreement or confidentiality agreement with any other Person, (c) Executive shall not use any confidential information or trade secrets of any third party in connection with the performance of Executive’s duties hereunder, and (d) this Agreement constitutes a valid and binding obligation of Executive, enforceable against Executive in accordance with its terms. Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to the subject matter, time period and geographical area and that, notwithstanding such restraints, Executive will be able to make a living during the period of any such restraint. Executive hereby acknowledges and represents that Executive has had the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

16.Survival. Sections 5 through 15 shall survive and continue in full force following the Employment Period for so long as is necessary to give full effect thereto.

17.Definitions.

“Board” means the Board of Directors of the Company.
“Business” means businesses in which the Company Group is engaged in, or planned business for which the Company Group has taken affirmative steps to implement or launch, as of the applicable date, including with respect to the termination of Executive’s employment with the Company, the date of such termination.

“Cause” means: (i) Executive’s gross negligence, willful misconduct or material dishonesty in the performance of, or nonperformance of, Executive’s duties or any other conduct reasonably expected to bring material harm to any member of the Company Group; (ii) Executive has committed (A) acts constituting a felony or otherwise engaged in conduct that materially diminishes Executive’s credibility or reputation, or pleaded guilty or no contest to a felony or other crime causing harm to the Company or its Affiliates (or the procedural equivalents of the foregoing), or (B) any act (whether by act or omission) constituting fraud, deceit, embezzlement, or perjury with respect to any member of the Company Group or which could reasonably be expected to bring harm to any member of the Company Group; (iii) (A) a material breach by Executive of this Agreement or any other agreement to which Executive is a party with any member of the Company Group, (B) a material breach by Executive of any other obligations to the Company Group, including pursuant to any written policies, rules and regulations of the Company or any member of the Company Group (including any refusal by Executive, upon request by the Company, to be screened or tested for drug use) applicable to Executive, or (C) Executive shall have refused to perform lawful directives of the Board or any Person to whom Executive reports, which in the case of (iii)(A), (B) or (C) is not cured, if curable, within ten (10) calendar days of notice from the Company; (iv) Executive shall have engaged in dishonesty during Executive’s hiring process, including breach of any representation herein; (vii) Executive shall have failed to disclose to the Company any conflict of interest Executive has with the Company or any member of the Company Group; (viii) Executive repeatedly being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) which inhibits the performance of Executive’s duties, or, while under the influence of such drugs or alcohol, engaging in inappropriate conduct during the performance of Executive’s duties; (iv) Executive’s failure to cooperate with a bona fide internal or external investigation; (x) Executive’s continued refusal to substantially perform the Executive’s duties, which is not cured, if curable, within five (5) days of notice from the Company. All determinations hereunder will be made by the Board (or its authorized designee) other than Executive (if applicable) and, to the extent made in good faith, will be final and binding on all parties.
“Change in Control” means the occurrence of any of the following events with respect to the Company: (1) any Person acquires direct or indirect beneficial ownership (as defined in the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder) of more than 50% percent of the outstanding voting securities of the Company; or (2) the shareholders of the Company approve, or the Company otherwise effects, enters into or approves, (A) a merger or consolidation of the Company with or into any other person or entity, (B) an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company, (C) a plan of complete liquidation of the Company or (D) any transaction similar to any of the foregoing, other than, in the case of both (2)(A) and (2)(B) above, a merger, consolidation or sale that would result in the voting securities of the Company outstanding immediately prior thereto controlling or continuing to represent, directly or indirectly, either by remaining outstanding or by being converted into equity securities of the surviving person or entity, at least 50% of the total outstanding voting securities of the Company or the surviving person or entity outstanding immediately after such transaction.
“Company Group” means the Company, and any of their respective Subsidiaries and any of their respective predecessors and successors (in each case, whether by sale of assets, conversion, merger or otherwise). For the avoidance of doubt, unless the context otherwise requires, references to the Company Group shall be deemed to refer to all of the members thereof, individually and collectively.
“Disability” means Executive’s inability to fulfill Executive’s essential functions of Executive’s position(s) with the Company Group, with or without reasonable accommodation, for ninety (90) consecutive days or 180 days in any 365-day period due to a mental or physical illness or incapacity.

If any question shall arise as to whether during any period Executive has a Disability so as to be unable to perform the essential functions of Executive’s then existing position or positions with or without reasonable accommodation, Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom Executive or the Executive’s guardian has no reasonable objection as to whether Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on Executive. Nothing herein shall be construed to waive Executive’s rights, if any, under existing law including the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
“Good Reason” means any of the following in each case without Executive’s consent: (a) a material breach of this Agreement by the Company; (b) a material adverse change in the Executive’s position with the Company; (c) the Company’s material failure to pay amounts or provide benefits when due under this Agreement, or (d)    a material diminution in Executive’s authority, duties or responsibilities;. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless Executive provides written notice to the Company describing in detail the basis and underlying facts supporting Executive’s belief that a Good Reason event has occurred within thirty (30) days after Executive first becomes aware of such facts. Executive’s termination of the Employment Period for Good Reason will be effective only if the Company has not cured or remedied the Good Reason event within thirty (30) calendar days after its receipt of such written notice.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, other entity or government (whether federal, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership, membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any manager, managing director or general partner of such limited liability company, partnership, association or other business entity. Notwithstanding the foregoing, for purposes hereof, any Person which is consolidated with the Company in its financial statements prepared in accordance with GAAP shall be deemed to be a Subsidiary of the Company and any indirect subsidiary of a Person shall be deemed to be a Subsidiary of such Person.
18.Notices. Any notice provided for in this Agreement must be in writing and must be either (a) personally delivered, (b) sent by reputable overnight courier service (charges prepaid), or (c) sent via facsimile or email, to the recipient at the address below indicated:

To the Company:

Titan International, Inc.
2701 Spruce Street Quincy, Illinois 62301

Attention: Office of General Counsel

To Executive:

604 Knollshire Way Dardenne Prairie, Missouri 63368 With a copy to:
Blitz, Bardgett & Deutsch, LC Attention: Robert Brandt 120 South Central, Suite 1500 Clayton MO 63105

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when personally delivered, one business day after sent by reputable overnight courier service or at such time as it is transmitted via facsimile or email, with receipt confirmed.
19.General Provisions.

(a)Severability. Except as provided in Section 13 hereof, whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)Complete Agreement. This Agreement and those documents expressly referred to herein, embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements (including employment agreements and offer letters, whether with the Company Group or any predecessor) or representations by or among the parties, written or oral, which may have been related to the subject matter hereof in any way (other than any restrictive covenants included in any other agreement or arrangement to which Executive is a party, which covenants shall apply in addition to and not in lieu of any covenants obligating Executive hereunder to the maximum extent permitted by law).

(c)Counterparts; Electronic Transmission. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Delivery of executed signature pages hereof by electronic transmission (including a facsimile or .pdf file) shall constitute effective and binding execution and delivery of this Agreement.

(d)Amendment and Waiver. Except as expressly provided above, the provisions of this Agreement may be amended and waived only with the written consent of the Company and Executive.

(e)Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(f)No Strict Construction; Headings; Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender. Any references herein to “you” or “your” shall refer to Executive. The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement includes all subsections thereof. Definitions are equally applicable to both nouns and verbs and the singular and plural forms of the terms defined. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and may not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(g)Assignment. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, each member of the Company Group and their respective successors and assigns; provided, however, that the rights and obligations of Executive under this Agreement shall not be assignable. Each member of the Company Group (other than the Company) is an intended third party beneficiary hereof and shall have the rights of the Company as provided for herein. The Company may assign its rights under this Agreement without any such further consent of Executive to any successor in interest to the Company including in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, limited liability company, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, limited liability company, partnership, organization or other entity, in which event all references to the “Company” shall be deemed to mean the assignee or a designated affiliate of the assignee. Executive hereby consents to such assignment as set forth in the immediately preceding sentence and further acknowledges and agrees that no further consent by Executive is necessary to make such assignment.

(h)Governing Law. This Agreement shall be construed in accordance with the internal laws, but not the law of conflicts, of the State of Illinois.

(i)Jurisdiction of Courts. For the purposes of any suit, action, or other proceeding arising out of this Agreement that is not otherwise subject to arbitration, the parties: (i) agree to submit to the exclusive jurisdiction of the federal or state courts or agencies located in Adams County, Illinois; and (ii) waive any objection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens.

(j)Attorney’s Fees. The prevailing party with respect to a dispute arising out of a breach of this Agreement shall be permitted to recover reasonable attorney’s fees.

(k)Indemnification By Company. Subject to the terms of the Company’s Articles of Incorporation, each member of the Company Group agrees, jointly and severally, to indemnify, defend and hold harmless the Executive and his estate to the greatest extent permitted by Delaware law for any and all claims arising out of or related to Executive’s service as an officer, director or employee of any member of Company Group; provided that such indemnification under this Section 19(k) shall not apply and the

Executive and his estate shall have no right to claim such indemnification if the Company determines that any claim against the Company Group or the Executive or his estate relates to (directly or indirectly) Executive’s fraud, bad faith, willful misconduct or gross negligence.

(l)WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION SHALL BE TRIED BY THE COURT WITHOUT A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

TITAN INTERNATIONAL, INC.

By: /s/ PAUL G. REITZ
Name: Paul G. Reitz
It’s: Chief Executive Officer

EXECUTIVE
/s/ DAVID A. MARTIN
David A. Martin

[Signature page to Employment Agreement]